Event ID:   2351310
Culture:   en-US
Event Name: Q1 2010 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2009-08-11T12:30:00 UTC

C: Lesley Snyder; Rand Logistics, Inc.; IR
C: Laurence Levy; Rand Logistics, Inc.; Chairman & CEO
C: Scott Bravener; Rand Logistics, Inc.; President - Lower Lakes
C: Joe McHugh; Rand Logistics, Inc.; CFO
C: Ed Levy; Rand Logistics, Inc.; President
P: Fred Buonocore; CJS Securities; Analyst
P: Bob Sales; LMK Capital Management; Analyst
P: Ross Haberman; Haberman Fund; Analyst
P: Operator

+++ presentation
Operator: Good morning. My name is Brandy and I will be your conference operator today. At this time, I would like to welcome everyone to the Rand Logistics First Quarter Fiscal 2010 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session.

(Operator Instructions).

Thank you. I would now like to turn the call over to Lesley Snyder, Investor Relations for Rand Logistics. Please go ahead.

Lesley Snyder: Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' Fiscal 2010 First Quarter Conference Call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. Ed Levy, Rand's President, will join us for the question-and-answer portion of the call. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control, and some of which might not even be anticipated.

Future events and actual results affecting our strategic plan as well as our financial position, results of operations, and cash flows could differ materially from those described in, or contemplated by, the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the affect of the economic downturn in our market, weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other risk factors, please see the risk factors section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 25, 2009. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results, Joe McHugh, our Chief Financial Officer, will review the financial results, and I will summarize the prospects for the current shipping season. We will then open the call up for questions.

Given the challenging macroeconomic environment, there was a significant reduction in demand for bulk freight shipping services throughout the Great Lakes during the first quarter of fiscal 2010, as compared to the same year-ago period, which reduced the overall operating efficiency of our fleet. We are pleased that we were able to largely offset decreases in demand for the transportation of certain commodities with increased business from our grain and salt customers, illustrating the benefits of our end-market diversity.

Furthermore, we were able to offset the year-over-year decrease in vessel utilization with a 30% decrease in vessel operating expenses. These reductions, in tandem with cost-cutting initiatives already implemented, should eliminate approximately $2.4 million of cash expenses in fiscal 2010 relative to fiscal 2009 cash expenses.

Excluding the impact of a weaker Canadian dollar, vessel incidents, and a one-time loan amendment fee, our operating income was comparable to the year-ago period, despite a substantially worse economic environment. Overall, our performance for the quarter underscores our leadership position within our market niche and reflects our continued prudent approach to managing operating costs, given the ongoing weak economic environment.

Now I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. Demand for certain bulk freight shipping services lakes-wide was down by as much as 60% during the quarter, as compared to the prior year comparable period. As a result, Rand's vessel utilization was not optimal relative to the same period last year. However, in the fiscal first quarter, we added additional long-term business and significantly expanded market share within our existing customer base, which together we believe will continue to improve our existing trade patterns, diversify our end-markets, and enhance our vessel utilization. Due to the contractual nature of our business, we have been insulated from any significant pricing pressure.

Thus far in the fiscal 2010 sailing season, our business has benefited from our cost-efficient operating model, the diversity of our customer network, commodity mix, and scheduling flexibility resulting from our ability to access a variety of ports. As a result of these factors, our vessels sailed 84% of the theoretical available days during the first quarter of fiscal 2010, versus 87% in the comparable period last year, despite the fact that overall volumes on the Great Lakes declined by as much as 60% year-over-year depending on the commodity.

As announced last quarter, in order to proactively address the potential reduction in customer demand, we initiated a comprehensive cost-reduction program prior to the beginning of the sailing season. As Laurence mentioned, as a result of the actions that we have already taken, we have reduced projected fiscal 2010 cash expenses, relative to actual fiscal 2009 cash expenses, by approximately $2.4 million and are on track to deliver our targeted reductions.

These actions include:
-	A wage and salary freeze for shore-side personnel,
-	Elimination of all cash and equity bonus compensation,
-	A significant reduction of IT and other third-party consulting costs,
-	A reduction of professional fees, and
-	Elimination of all discretionary and non-essential expenditures.

In addition to the reduction in operating expenses thus far during the fiscal 2010 sailing season, we continue to benefit from our operational improvements across the fleet and capital expenditures made in prior periods. We believe that both the cost savings plan that we have implemented and the operational improvements that we have achieved, combined with our increased market share, will continue to help offset the decrease in utilization caused by sluggish demand.

Based on ongoing conversations with our customers and the contractual commitments that we have in hand, we believe we can improve upon the fiscal first quarter's sailing days in the fiscal second quarter. For the second quarter, our operating costs continue to be in-line with reduced cost projections.

While our continued success is largely contingent upon our customers' ability to forecast their end customers' needs, which is difficult in these uncertain economic times, our visibility, while significantly below average, has improved somewhat since the beginning of the sailing season. With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

In addition, in accordance with past comments received from the SEC, the Company does not report EBITDA or other non-GAAP measures.

Total revenue during the three-month period ended June 30, 2009 was $29.3 million, a decrease of $14.1 million, or 32.6%, compared to $43.4 million during the same year-ago period. This decrease was primarily attributable to reduced fuel surcharges, the weaker Canadian dollar, and fewer sailing days resulting from a reduction in customer demand.

Freight and related revenue generated from company-operated vessels decreased $3.2 million, or 11.6%, to $24.1 million during the three-month period ended June 30, 2009, compared to $27.3 million during the three-month period ended June 30, 2008. Freight and related revenue per sailing day decreased $2,112, or 7.4%, to $26,475 per sailing day in the three-month period ended June 30, 2009, compared to $28,587 in the comparable year-ago period. This decrease reflects a weaker Canadian dollar and less-efficient trade patterns during the quarter, slightly offset by higher pricing and productivity improvements.

Outside voyage charter revenues decreased $4.9 million, or 73.1%, to $1.8 million during the three-month period ended June 30, 2009, compared to $6.7 million during the three-month period ended June 30, 2008. The decrease in outside voyage charter revenues was attributable to a reduction in customer demand and shipments being delayed by customers into the second fiscal quarter.

Vessel operating expenses decreased $7.7 million, or 30.0%, to $17.9 million in the three-month period ended June 30, 2009, compared to $25.6 million in the three-month period ended June 30, 2008, which was primarily attributable to reduced fuel costs, a weaker Canadian dollar, and reduced vessel operating days, partially offset by a $415,000 increase in the cost of vessel incidents relative to the same period last year. Vessel operating expenses per day decreased $7,147, or 26.7%, to $19,612 in the three-month period ended June 30, 2009, compared to $26,759 in the comparable year-ago period.

Repairs and maintenance expenses, which consist of expensed winter work, decreased to $700,000, or $717 per sailing day, during the three-month period ended June 30, 2009, from $900,000, or $930 per sailing day, during the three-month period ended June 30, 2008. The decrease was related to the timing of completing the winter 2009 lay-up work as compared to the timing of completing the winter 2008 lay-up work in the three-month period ended June 30, 2008.

Our general and administrative expenses decreased $72,000 to $2.4 million during the three-month period ended June 20, 2009 from $2.5 million in the three-month period ended June 30, 2008. The decrease in general and administrative expenses is a result of cost reductions and the weaker Canadian dollar, offset by a one-time loan amendment fee of $436,000 during the three-month period ended June 30, 2009.

The Canadian dollar weakened by approximately 13% versus the US dollar, averaging about $0.86 US per Canadian dollar during the three-month period ended June 30, 2009 as compared to $0.99 US per Canadian dollar during the three-month period ended June 30, 2008. However, the balance sheet translation rate increased from $0.79 US per Canadian dollar on March 31, 2009 to $0.86 US per Canadian dollar at June 30, 2009.

As a result of the items described above, as illustrated on Slide 7 of the presentation available on Rand's website under Investors - Events and Presentations, during the three-month period ended June 30, 2009, the Company's operating income decreased $2.1 million to $3.5 million, compared to $5.6 million during the three-month period ended June 30, 2008.

Our net income was $2.3 million in the three-month period ended June 30, 2009, compared to net income of $2.7 million in the three-month period ended June 30, 2008.

Now I'd like to turn it back to Laurence.

Laurence Levy: Thanks, Joe. While at this time we will not be providing specific earnings guidance for fiscal 2010, we believe this quarter's performance clearly demonstrates that we are benefiting from our broad customer diversity and focused operating strategy within our market segment and that we have the right operating model with which to sustain the Company in the current recessionary environment.

Given the current market dynamics, we believe that this is a compelling time to look for ways to grow the business. As such, in addition to organic growth, we continue to seek financially-disciplined Jones Act acquisition opportunities as well as other assets in shipping or related areas with predictable cash flows, defined markets, and high barriers to entry. As an example, Rand recently delivered an acquisition proposal to the Board of Directors of US Shipping, a Jones Act shipper with 12 vessels servicing the petroleum and chemical markets.

In conclusion, while we remain cautiously optimistic as we continue to operate in a far more challenging environment than existed during the fiscal 2009 sailing season, we are confident that once business activity improves on the Great Lakes, our focused operating strategy within our market segment, cost-efficient operating model, and the composition and flexibility of our fleet to service a diverse customer base, positions us to potentially exceed fiscal 2009 profitability levels.

We look forward to keeping you apprised of Rand's continued progress.

With that, I would like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions). Your first question comes from the line of Fred Buonocore with CJS Securities.

Fred Buonocore: Yes. Good morning, gentlemen. How are you today?

Laurence Levy: Good morning, Fred.

Fred Buonocore: Just wanted to check in with you, Laurence, on your letter to US Shipping and to the extent you could give us any sort of update as to where this process stands now. I think we'd appreciate that.

Laurence Levy: Fred, I'm going to in fact ask Ed Levy, our President, to give you an update on that process.

Ed Levy: Good morning, Fred.

Fred Buonocore: Good morning.

Ed Levy: Fred, as you know, we have submitted a proposal to acquire certain of the assets of US Shipping. Our original proposal was turned down by the Board of US Shipping. We modified that proposal and resubmitted something to the board last Thursday and we have yet to hear anything back on that.

Fred Buonocore: Okay, great. And Ed, while we have you, could you just maybe take a minute or so just to give us a sense for what you think the merits of this transaction will be?

Ed Levy: Yes. I think that from our perspective, Fred, we feel as though it's a transaction which over the long-term can be accretive and value creating for our shareholders. We believe US Shipping has a very good management team, which we're very confident in. And we feel as though they have unique assets which are well positioned in the markets that they currently operate in. So many of the kind of dynamics that we like to see in acquisitions, we see in the US Shipping assets.

Laurence Levy: Fred, I'd also highlight that it would diversify the asset base of Rand and increase the size of our shares outstanding, which would improve the liquidity in our stock as well for our shareholders.

Fred Buonocore: Excellent. Thank you for that. And then, Scott, you touched upon just how you've seen some trends improving somewhat as we have moved into the second quarter. Can you talk about where you've seen that and how the trajectory looks as we move through the next couple of months?

Scott Bravener: Yes, Fred. We're seeing some early signs, primarily within the steel sector. I think it's early yet from the commentary out there -- how much of it's related to depletion of inventories and how much of it's increased market demand. I think we'll need a little time to ascertain how much is increased demand. But there are plants that are being reopened, so we are seeing positive signs in that sector, which is one of the key drivers in the Great Lakes economy.

Fred Buonocore: Okay, great. And I'm not sure if I caught this correctly or not, but it sounds like you said you'd added some new customers during Q1? Did I catch that right or were you referring to new customers that you'd added in the previous sailing season?

Scott Bravener: We were referring that we did add a couple of new customers in the off season this year, Fred, and we also increased market share with several of our existing customers.

Fred Buonocore: And the new customers added, were they more in your traditional stone/aggregates end-market or were these grain and salt customers, as well?

Scott Bravener: Primarily grain. Some in the aggregates market also.

Fred Buonocore: Got it. Thank you very much.

Operator: (Operator Instructions). You have a follow-up question from the line of Fred Buonocore with CJS Securities.

Fred Buonocore: I also meant to follow up on the cost reductions. You said about $2.4 million. Where will we see the bulk of that? In vessel operating expense or will it be, kind of, split between vessel Op Expense and G&A?

Laurence Levy: Joe, could you address that, please?

Joe McHugh: I think those reductions will be about two-thirds in the vessel operating expenses and about one-third in the G&A area, probably with a heavier part of the G&A on the corporate side of the business.

Fred Buonocore: Very good. Thank you.

Laurence Levy: Thank you, Fred.

Operator: Your next question comes from the line of Bob Sales with LMK Capital Management. Bob, your line is open.

Bob Sales: Can you hear me? Hello?

Laurence Levy: Bob, we can hear you now.

Bob Sales: Okay, sorry about that. Can you quantify how much of the drop in revenue roughly is lower fuel charges versus weaker Canadian dollar and then the third bucket being, obviously, lower shipments?

Laurence Levy: Joe, are you able to address that, please?

Joe McHugh: Yes, I can. Out of that $14.1 million, about $6.1 million of that is fuel and other surcharges, and then about $4.9 million of that is outside voyage charter revenue. In addition, about $2.9 million of the drop in revenue is due to the decrease in the Canadian dollar, with about $2.3 million of that in the freight revenue part of our revenue.

Starting with our 10-K that we filed in June and going forward with the 10-Q, we are now breaking out our financial statements and MD&A of revenue into freight and related revenue, fuel and other pass-through type charges, and then the outside voyage charter revenue, which is generally pass-through margin to the outside charter that we outsource to.

Bob Sales: Okay. And then second question related to the current business. Can you give us a sense of what iron ore and related aggregates were last year as a percentage of revenue versus this year?

Laurence Levy: Scott, could you try to estimate that?

Scott Bravener: Yes, Laurence. Iron ore as a percentage of revenue last year --typically, aggregates represent about 40% of our business, Bob, and iron ore was in the 25% range last year, I believe.

Bob Sales: Okay. And this year so far?

Scott Bravener: This year -- don't have that handy at the tip of my tongue, but iron ore is significantly reduced in the first quarter of this year due primarily to our major iron ore customer not shipping much in the first quarter of the year with a delayed program. And aggregates are fairly similar to last year for us at this point.

Bob Sales: Then, Laurence, could you just summarize? I think the revised US Shipping proposal was an additional $25 million note. Can you highlight all the changes in the revised proposal?

Laurence Levy: Sure, Bob. I'm going to ask Ed to do that.

Ed Levy: Bob, there were primarily two revisions to the proposal. The first was the company had five vessels, which it has determined it is likely to scrap. There are five older vessels. We had previously contemplated a structure whereby we would scrap them and pass the proceeds along to the creditors of US Shipping. In the revised proposal, we will assume that risk and so we increased the cash portion by $10 million, reflective of the five vessels that we're going to scrap and we reflected that risk, which will take the burden out. That was the first adjustment.

The second adjustment is there was a $60 million senior note at the Rand level and we split that $60 million note into a $25 million note at the US Shipping subsidiary and retained a $35 million note at the Rand level. So all we did was reallocate that $60 million and moved a portion of it closer to the US Shipping assets, thereby improving the credit quality of that note.

Bob Sales: Understood, understood. Okay, thanks, and good job executing on the cost efficiencies.

Laurence Levy: Thank you, Bob.

Operator: (Operator Instructions). Your next question comes from the line of Ross Haberman with Haberman Fund.

Ross Haberman: Good morning, gentlemen. How are you?

Laurence Levy: Good morning, Ross.

Ross Haberman: Are you seeing any indicators on the iron ore side of any pick-up over the next couple of months or so? Or is the expectation that the tonnage will continue to drop off from your indications today?

Laurence Levy: Scott, could you give some perspective on that, please?

Scott Bravener: Yes, Ross. We have seen our iron ore tonnage in the second quarter increase and we expect that's going to remain fairly constant throughout the balance of this year. There have been several recent announcements by a couple of different companies situated on the Great Lakes of reopening mills that were closed or furnaces that were shut down, so there has been some increased activity in the steel market.

Ross Haberman: And just one numbers question. Were there any less recurrent or extraordinary items in the fourth quarter in terms of the revenue or expenses?

Laurence Levy: Ed?

Ed Levy: Yes, Ross. I would point you to the slide that we presented today -- our slide number seven.

Ross Haberman: Okay.

Ed Levy: Where we've given a pretty comprehensive breakdown in terms of what the changes year-over-year were in our operating income–. The two to focus on being the currency translation, which was $534,000 in terms of reduction in operating income, and the loan amendment fee, which was $436,000. So combined, you've got $1 million of reduction in operating income from those two items.

In addition, we had approximately $415,000 of vessel incidents below deductible, which occurred in the first quarter of fiscal 2010 where we did not have that level of incidents in the first quarter of 2009. If you want to characterize that as one-time, that's fine. We don't, but we thought it was important to highlight for our investors that, in terms of looking at the vast majority of the decrease in operating income, it came from three vessel incidents within the first quarter of fiscal 2010.

Ross Haberman: Okay. All right. Again, I just saw the press release. I'll take a look at that. Thank you.

Operator: You have a follow-up question from the line of Bob Sales with LMK Capital Management.

Bob Sales: What was the nature of the loan amendment fee?

Laurence Levy: Bob, we wanted to secure our lines of credit with General Electric and consolidate all of them and, obviously, this is a tough environment in order to achieve that. We also wanted to extend out the term of the lines. We sat down with them and negotiated that with them. We were very fortunate -- and I think it speaks to the credit quality of the Company -- not to have any increase in rates. But we were required to pay a fee of just over $400,000, which we felt was a good investment of the Company's capital in this environment in order to secure our credit lines.

Bob Sales: A pound of flesh comes out one way or another in this environment.

Laurence Levy: That's a good way of putting it. We have a very productive relationship with General Electric and we truly do thank them for their support. They are wonderful partners to our Company.

Bob Sales: Understood. And the additional depreciation and amortization versus last year?

Ed Levy: Primarily related to the Saginaw repowering project, Bob. Then there's some other associated with capital expenditures, etc. But that's a good chunk of it is the Saginaw repowering project.

Bob Sales: Okay. And then of the goal for the $2.4 million in cost reductions, and I know you do not have a linear business, but how much of that did you achieve on a run-rate basis through Q1? In other words, showed up in the Q1 numbers and how much of it is there still yet to achieve?

Laurence Levy: Joe, could you address that, please?

Joe McHugh: I would estimate that the amount in the first quarter was about $200,000 of cash expenses. The way it was set up, most of the $2.4 million is later in the fiscal year, really from June forward.

Bob Sales: Does it go as far as improvement in the dry dock expenses as well or is that not really any area that you attacked?

Joe McHugh: It really did not affect dry dock expenses or capital expenditures, although we still had the flexibility to move that if we had to, but it does not reflect that.

Bob Sales: Okay. And last year as the economy kind of fell apart late in the calendar year 2008, some of the steel ore shipments ended early. Do you think there is any chance that as stockpiles are reduced and perhaps the automotive pull-through perhaps creates some additional demand in the second half, that this season is extended from an iron ore perspective?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Bob, from what we know right now, we anticipate a pretty much normal season for the balance of the season as far as our ore program, with the exception of one smaller customer. But our vessels that are primarily engaged for a major steel customer will be busy throughout the end of the season. We expect similar to last year within our aggregate markets with a somewhat early closing for the year with the inventory levels that are out there.

Bob Sales: Okay, thank you.

Joe McHugh: Bob, I'd like to make one clarification on the GE covenant amendment fee and just make clear that we were not in violation of any covenant. This was a proactive thing that the Company took. Because the way our covenants were set when we entered into that agreement back in February ‘08, we anticipated paying down about $15 million of term loans in December 2009 from the proceeds of the warrants. And then after that loan was closed, the warrants went out of the money, obviously, with significant market turmoil last fall. And so this was really a clean-up amendment related to that phenomenon.

Bob Sales: Understood. I appreciate the insight.

Operator: At this time, there are no further questions. I would like to turn the call back to Laurence Levy for any closing comments.

Laurence Levy: Thank you, operator. We appreciate all our investors taking time to participate on this call. We will continue to keep you updated about Rand's progress and in the interim, please feel free to reach out to any of our senior management team to discuss operations or any other aspects of the Company. Thank you for taking the time today.

Operator: This concludes today's Rand Logistics first quarter fiscal 2010 earnings conference call. You may now disconnect.